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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 12, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual Report to Shareholders of the Primary Fund, U.S. Government Fund and U.S. Treasury Fund (three of the portfolios constituting The Reserve Fund) and the May 31, 2002 Annual Report to Shareholders of the Interstate Tax-Exempt Fund (one of the portfolios constituting Reserve Tax-Exempt Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
June 23, 2003